EXHIBIT 99.2

[LOGO OF REDBACK NETWORKS]

Press Release

Contact:	Tom Cronan (Financial)	Meera Agarwal (Media)
	Redback Networks	Redback Networks
	(408) 750 5130	(408) 750 5096
	investor_relations@redback.com	meera@redback.com

Redback Networks Reaches Agreement with Bondholders’ Committee to Eliminate Debt

Transaction Provides for the Exchange of $467M Debt for Common Equity

SAN JOSE, Calif., July 7, 2003—Redback Networks Inc. (Redback) (Nasdaq: RBAK - news), a leading provider of next-generation broadband networking equipment, today announced that it has entered into a lock-up agreement with holders of 67% of Redback’s 5% Convertible Subordinated Notes due 2007 (“Notes”) relating to a proposed recapitalization transaction involving a debt for equity exchange. “We’re very excited that this restructuring will significantly improve Redback’s balance sheet and cash flows, therefore creating financial stability,” said Kevin A. DeNuccio, President and CEO of Redback Networks. “This new financial model will increase our ability to innovate and grow.”

As part of the recapitalization, the Notes will be exchanged for common stock. If all of the Notes are exchanged, the noteholders will receive approximately 95% of the issued and outstanding common stock immediately following completion of the transaction and the existing holders of common stock will initially retain approximately 5% of the issued and outstanding common stock of the company. In addition, Redback’s existing common stockholders will receive the right to increase their ownership by approximately an additional 10% of the company’s outstanding common stock through the issuance of two types of seven-year warrants: one for up to approximately 5% of the issued and outstanding common stock at an exercise price based on a company enterprise value of $250 million and one for up to approximately an additional 5% of the issued and outstanding common stock at an exercise price based on a company enterprise value of $500 million.

During the past year, Redback has made significant progress toward reducing operational costs, refocusing R&D efforts on next generation broadband and IP network development, and putting a management team and growth plan in place to execute on its long-term vision. “We believe this transaction positions us to play a significant role in the rapidly growing market for next-generation broadband networks,” said DeNuccio.

Completion of the transaction is subject to completion of the note exchange offer, which requires a minimum tender of 98% of the outstanding principal amount of the Notes, approval of existing stockholders, regulatory approval and other customary conditions. Redback expects to register the exchange offer and make other required filings with the Securities and Exchange Commission (SEC) in the next few weeks.

An audio conference call open to analysts, media and the public will be held on Monday, July 07th, 2003 at 7:00 a.m. PDT (10:00 a.m. ET).

Participants may dial into the conference by calling:

Dial in: (847) 413-3136

A replay will be available on www.redback.com under the section “Investors” for 48 hours.

About Redback Networks Inc.

Redback enables carriers and service providers to build profitable next-generation broadband networks. The company’s User Intelligent Networks™ product portfolio includes the industry-leading SMS™ family of subscriber management systems, and the SmartEdge® Router and Service Gateway platforms, as well as comprehensive User-to-Network operating system software, and a set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers.

Note Regarding Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. In particular, while Redback has announced the proposed recapitalization, there is no assurance it will complete the transactions contemplated by the recapitalization. If holders of Notes fail to tender into the exchange offer or if conditions to close the transaction are not satisfied, the transaction will be terminated. Additional risks and uncertainties relating to Redback’s business which could materially and/or adversely affect actual results of Redback, including but not limited to the anticipated effects of the restructuring transaction on Redback’s balance sheet, cash flows, financial stability and financial model, are set forth in the documents filed by Redback with the Securities and Exchange Commission (SEC), specifically the most recent reports on Form 10-K, Form 10-Q, Form 8-K and the other reports filed from time to time with the SEC.

Where You Can Find Additional Information

Investors and security holders are urged to read the following documents to be filed with the SEC, as amended from time to time, when they become available, because they will contain important information. In connection with the proposed recapitalization transaction, Redback will file with the SEC: (1) with respect to the exchange offer for Redback’s Notes and related transactions, a prospectus and registration statement on Form S-4, a tender offer statement on Schedule TO and other required documents, (2) with respect to stockholder approval of certain matters regarding the recapitalization transaction and the proposed issuance of warrants to purchase common stock, a proxy statement, a prospectus and registration statement and other required documents, and (3) other documents concerning the proposed recapitalization transaction. When these and other documents are filed with the SEC, they may be obtained free at the SEC’s Web site at http://www.sec.gov. You may also obtain each of these documents for free (when available) from Redback by directing your request to investor_relations@redback.com.

Redback and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Redback with respect to the transactions contemplated by the exchange offer. Information about the directors and officers of Redback is included in Redback’s Annual Report on Form 10-K filed with the SEC on March 31, 2003 and in Redback’s Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the SEC on March 31, 2003. These documents are available free of charge at the SEC’s Web site at http://www.sec.gov and from Redback by directing your request to investor_relations@redback.com.

The foregoing reference to the registered exchange offer, the proposed warrant issuance and any other related transaction shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities of Redback.

###

REDBACK and SmartEdge are trademarks registered at the U.S. Patent & Trademark Office and in other countries. SMS and UIN are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.